U.S. Gold Corp. Announces Registered Direct Offering for Gross Proceeds of $5.0 Million

ELKO, NV, January 18, 2018 – U.S. Gold Corp. (“U.S. Gold” or the “Company”) (NASDAQ: USAU), a gold exploration and development company, announced today that it agreed to sell $5 million of shares of its Series E convertible preferred stock in a non-brokered registered direct offering. The shares of Series E convertible preferred stock have an offering price equal to their stated value of $2,000 per share and are convertible into shares of the Company’s common stock. Concurrently, the Company agreed to sell in a private placement, warrants to purchase an aggregate of 1,250,000 shares of common stock at an exercise price of $3.30 per share with a three-year term.

The net proceeds, after estimated expenses of the offering payable by the Company, will be approximately $4.9 million. The Company expects to close the offering on or about January 22, 2018, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and other corporate expenses, although the Company does not have any current plans, agreements or commitments at this time. No placement agent or broker dealer was used or participated in the offering of the shares of Series E convertible preferred stock or the private placement of the warrants.

A shelf registration statement on Form S-3 (File No. 333-217860) relating to the shares of Series E convertible preferred stock being offered was declared effective by the Securities and Exchange Commission (the “SEC”) on May 16, 2017. The offering may only be made by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus will be filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, done by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether or not U.S. Gold Corp. will be able to raise capital through this offering or consummate this offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of proceeds from the offering and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold